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                                                                  Exhibit 99(a)

                 Third Party Files Suit Claiming CPJ Technology

Conroe, Texas, October 18, 2002 -- Synergy Technologies Corporation (OTC BB:
OILS) announced that Texas T Petroleum, Ltd. filed a Statement of Claim in an Alberta, Canada court on October 17 seeking to cause Synergy to convey its CPJ heavy oil technology to Texas T. As previously disclosed, Texas T had notified Synergy that it believed it had a right to the CPJ technology based on a provision in the agreement pursuant to which Synergy purchased from Texas T the 50% of the CPJ technology that it did not already own. That agreement, signed in March of this year, provides that in the event Synergy becomes bankrupt, insolvent, or otherwise financially incapable of commercializing the CPJ technology, Synergy would convey the technology to Texas T. Texas T claims in its filing that Synergy has become bankrupt, insolvent, or otherwise financially incapable of commercially exploiting the CPJ technology. Synergy disputes this claim and had been in discussions with representatives of Texas T prior to this filing in an effort to resolve this issue. Synergy has 15 days from the date of Texas T's court filing to respond.

As also previously disclosed, certain holders of Convertible Debentures (the "Notes") issued by the Company in 2000 elected in July and August, as provided in the Notes, to receive repayment of their principal plus accrued interest. The total amount owed to these Note holders is $254,100. As also previously disclosed, the Company does not have sufficient funds to satisfy these obligations and has been attempting to negotiate a repayment plan with the holders of the Notes. Of the total amount due, $108,900 has become due. The Company did not make these payments and has received written notice from the holders demanding payment of the amounts due them. An additional $145,200 is owed to holders in November.

Synergy also previously disclosed that, as part of the settlement of a lawsuit, it agreed to pay certain parties $50,000. That payment was due on October 11 but has not been made.

The Company continues to attempt to raise additional capital to satisfy these and other obligations but has not been successful to date.


This document may include forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to the development of gas-to-liquids projects, heavy oil upgrading projects and interest in clean fuels. When used in this document the words "anticipate," "believe," "estimate," "intent," "may," "project," "plan," "should" and similar expressions are intended to be among the statements that identify forward-looking statements. Although Synergy believes that their expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that commercial-scale applications of Syngen, GTL Plants and Heavy Oil Upgrading facilities will not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants will experience technological and mechanical problems, the potential that the SynGen and CPJ processes currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), competition, intellectual property risks, Synergy's ability to obtain financing and other risks described in the Company's corporate information.